Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and among Sun Bancorp, Inc. (the “Company”), Sun National Bank (the “Bank”) and Thomas A. Bracken (“Employee”) and shall be effective as of April 12, 2007 (“Agreement Effective Date”).

Employee, the Bank and the Company mutually agree as follows:

1. Employee’s employment with the Bank and the Company, and Employee’s status as an officer of the Bank, the Company, and any subsidiary of the Bank or the Company, terminated effective February 6, 2007 (“Separation Date”). The parties agree that Employee has received all salary, other compensation, and employee benefits due Employee through the Separation Date.

2. Employee acknowledges and agrees that prior to signing this Agreement, and as an act independent of this Agreement, Employee has executed and submitted to the Company and the Bank a letter (in the form attached hereto as Attachment A), by which Employee has irrevocably resigned as a member of the Board of Directors of the Company and the Bank, and also has resigned as a member of the Board of Directors of any subsidiaries of the Company or the Bank. Such resignations as a director of any such entities shall be effective not later than the Agreement Effective Date. As such, Employee’s status as a director, employee, officer, or agent of all such entities shall have terminated not later than the Agreement Effective Date. Employee understands and agrees that the revocation provisions in Paragraph 15 of this Agreement are not applicable to the resignation of Employee’s positions with the Company, the Bank and all related entities, and that Employee’s resignation is final and irrevocable for all purposes.

3. Employee shall receive separation pay from the Company and the Bank in the total gross amount of One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00), less required tax withholdings, (“Separation Payment”), provided that Employee fully complies with Employee’s obligations in Section 4(b) of the Severance Agreement as Amended entered into by and between the Company and Employee on May 20, 2006, as modified in Paragraph 11 hereof (“Severance Agreement with the Company”), Employee’s obligations in Section 4(b) of the Severance Agreement as Amended and Restated entered into by and between the Bank and Employee on May 20, 2006, as modified in Paragraph 11 hereof (“Severance Agreement with the Bank”) and Employee’s promises in this Agreement. The Separation Payment shall be paid to Employee, or in the event of his death to his estate or beneficiaries, as follows: (i) an amount equal to One Million and Fifty Two Thousand Dollars ($1,052,000), less required tax withholdings, within seven (7) days after the end of the revocation period provided under Paragraph 15 below has expired; (ii) nine (9) equal monthly installments of Sixty Six Thousand Dollars and No/100 Dollars ($66,000.00) each, less required tax withholdings, shall be paid, with the first such installment to be paid on April 15, 2007, and each additional installment to be paid on the fifteenth (15th) day of each calendar month thereafter, and (iii) an amount equal to Fifty Four Thousand Dollars ($54,000), less tax required tax withholdings, shall be paid on January 2, 2008. The period between the date this Agreement is executed and January 2, 2008 shall be the “Separation Payment Period.” Employee acknowledges and agrees that the Bank and the Company are making the Separation Payment in lieu of the salary, vacation pay, severance pay, all other compensation, and/or any other amount which may be due or owing to Employee by the Bank and/or the Company including without limitation amounts provided for in Sections 4(a) of the Severance Agreement with the Bank and/or the Severance Agreement with the Company (collectively “Severance Agreements”) or in accordance with any other agreement with the Company or the Bank which may apply whether written or oral. Employee further acknowledges and agrees that the Separation Payment is in excess of any amounts Employee may otherwise be due.

4. All of Employee’s base salary, bonuses, vacation pay, compensation of any kind, and employee benefits (including without limitation medical insurance, life insurance, company-paid club membership, and all other benefits of employment) ceased on the Separation Date, except as otherwise provided in this Agreement or in applicable benefit plan documents, except that Employee continued to receive company paid medical insurance benefits through February 28, 2007. Employee will have the use of Employee’s Company car, at the Company’s expense for lease costs, insurance and maintenance, through March 1, 2008, at which time Employee shall return the car in good working order and condition, normal wear and tear excepted, to the Bank.

5. Employee will be eligible to elect to extend Employee’s (and his eligible dependents’) current participation in the medical insurance coverage provided by the Company and the Bank for the benefit of its employees generally pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and Employee shall be responsible for paying all premium costs for such coverage from and after March 1, 2007, pursuant to COBRA.

6. On the Separation Date, Employee held certain vested and exercisable stock options to acquire Company stock which as of the Agreement Effective Date have not been exercised (the “Options”). Such Options shall remain exercisable following the Separation Date in accordance with the following provisions:

A. The Incentive Stock Options granted to Employee on and under the Stock Option Agreements dated February 27, 2001 and January 23, 2002 shall remain exercisable for a period of three (3) months after the Separation Date, and shall cease to be exercisable at the expiration of such period, as presently provided under the terms of the applicable stock option agreements and stock option plan documents.

B. With respect to the Non-Incentive Stock Options granted to Employee under the Company’s 2002 Stock Option Plan (the “2002 Non-Incentive Options”), as evidenced by the Stock Option Agreement for Non-Incentive Options between the Company and Employee dated January 23, 2002 (the “2002 Non-Incentive Option Agreement”), the first sentence of the last paragraph of Section 2(a) of the 2002 Non-Incentive Option Agreement is hereby amended to read in its entirety as follows:

“Upon termination of service for any reason, other than Disability or death, such Options shall continue to be exercisable until March 31, 2009.”

The Company represents and warrants to Employee that its Board of Directors and the “Committee” as defined in the Company’s 2002 Stock Option Plan (if other than the Board of Directors of the Company) have taken all of the actions necessary to authorize and approve the amendment of the 2002 Non-Incentive Option Agreement provided for in this subparagraph B.

C. With respect to the Non-Incentive Stock Options granted to Employee on February 27, 2001 (the “2001 Non-Incentive Options”), as evidenced by the Stock Option Agreement for Non-Incentive Options between the Company and Employee dated February 27, 2001, (the “2001 Non-Incentive Option Agreement”), Section 4 of such Stock Option shall be amended to read in its entirety as follows:

“This Options may not be exercised after March 31, 2009, and may be exercised only in accordance with the Plan and the terms of this Option Agreement.”

Employee authorizes the Company to make any amendments to applicable plan documents that are necessary to reflect the terms of this Paragraph. The remaining terms of the applicable plan documents shall govern such Employee’s Options. Employee acknowledges that the foregoing are all of his outstanding stock options and/or equity awards from the Company.

7. In consideration jointly and severally for the Separation Payment provided in Paragraph 3 and the performance of the other obligations of the Company and the Bank under this Agreement, Employee voluntarily and knowingly waives, releases, and discharges the Company and the Bank, and their predecessors, successors, parent companies, subsidiaries, and in their capacities as such and/or otherwise arising from or relating to their relationships with the Company and/or the Bank, their respective investors, affiliates, assigns, officers, administrators, employees, former employees, directors, former directors, trustees, plan administrators, plans, fiduciaries, shareholders, partners, representatives, attorneys, agents, and insurers (other than in respect of applicable directors’ and officers’ liability coverage and medical/dental coverage under the Company’s employee benefit plans) (collectively, “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown by Employee, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment and/or termination from employment and/or as a result of any other matter, action, or inaction concerning or relating to any of them arising through the date of Employee’s signature on this Agreement. Employee agrees not to file a lawsuit or commence an arbitration to assert any such claims, but Employee is not waiving any right to file a complaint with a government agency or to seek unemployment compensation or workers’ compensation benefits, if any. Employee’s waiver, release and discharge includes, but is not limited to: (a) claims arising under federal, state, or local laws prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act (for claims arising through the date of Employee’s signature on this Agreement), the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and the New Jersey Law Against Discrimination, (b) claims for breach of contract, (c) claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, invasion of privacy, and other such claims), (d) claims growing out of any legal restrictions on the Bank or the Company’s right to terminate their employees, (e) claims for wages or any other compensation, including but not limited to any claim for severance pay, other compensation, and/or any other amounts under the Severance Agreements or any other policy, plan or arrangement of the Bank or the Company, whether written or oral, (f) claims for benefits or compensation under any Supplemental Executive Retirement Plan, deferred compensation arrangement or similar plan of the Bank or the Company that may have been proposed or discussed from time to time but was never executed in written form by the parties and reflected in the Company’s financial statements as set forth in the Company’s reports as filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, (g) any other claims for benefits (except for vested benefits under the Company’s qualified retirement plans, continuation benefits as permitted by COBRA under the Company’s group health plan and stock options under the agreements referenced in Section 6 (collectively, the “Plan Documents”)) including, without limitation, those arising under the Employee Retirement Income Security Act of 1974, as amended, (h) claims arising under the Sarbanes-Oxley Act, or (i) claims relating to or arising under any laws of any governmental body in the United States or elsewhere. To the extent permitted by law, Employee agrees that Employee will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties, and will not participate in any manner in any legal proceedings against any of the Released Parties, with respect to any claims released under this Paragraph. To the extent permitted by law, Employee agrees that Employee will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the Equal Employment Opportunity Commission or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement. The parties agree that the release provided by Employee in this Agreement does not include a release for (i) claims under the Age Discrimination in Employment Act arising after the date Employee signs this Agreement, (ii) any right Employee may have to enforce this Agreement and the Plan Documents, (iii) any right or claim that arises after the date of this Agreement, or (iv) Employee’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation and by-laws of the Company or the Bank, or any applicable insurance policy related to such indemnification.

8. In consideration of the performance of the obligations of Employee under this Agreement, the Company and the Bank, on behalf of themselves and their respective predecessors, successors, parent companies and subsidiaries (collectively, with the Company and the Bank, the “Company Releasors”) voluntarily and knowingly waive, release, and discharge Employee, his heirs and legal representatives from all claims, liabilities, demands, and causes of action, known or unknown by any of the Company Releasors, fixed or contingent, which any of the Company Releasors may have or claim to have against Employee, his heirs or legal representatives as a result of Employee’s employment and/or termination of employment and/or as a result of any other matter, action, or inaction concerning or relating to Employee arising through the date of the signatures of the Company and the Bank on this Agreement, except for Employee’s breach, if any, of this Agreement or the Severance Agreements (as amended, if at all, by Section 11 below). The Company and the Bank agree, on behalf of themselves and the other Company Releasors, not to file a lawsuit or commence an arbitration to assert any claims released hereby.

9. Employee shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities, or the business practices of the Company, the Bank or any subsidiary of such entities. The Company and the Bank agree that the officers of the Company and the Bank shall not make any statements that disparage Employee or the business practices of Employee. Notwithstanding the foregoing, nothing in this Paragraph 9 shall prevent any person from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative legislative body (including any committee thereof) with apparent jurisdiction over such person.

10. Employee agrees not to seek reemployment or future employment with the Company or the Bank.

11. (a) Employee reaffirms and agrees to fully comply with Employee’s obligations in Sections 4(b) of the Severance Agreements, including but not limited to the provisions in Sections 4(b) of the Severance Agreements concerning non-disclosure (Section 4(b)(i)), non-contact of clients (Section 4(b)(ii)), non-competition (Section 4(b)(iii)), non-solicitation (Section 4(b)(iv)), and non-disparagement (Section 4(b)(v)) (the “Designated Provisions”). Employee agrees that these Designated Provisions are also incorporated into and made a part of this Agreement. In exchange for the consideration provided by the Company and the Bank in this Agreement, Employee agrees to extend the non-competition period specified in Sections 4(b)(iii) of the Severance Agreements from eight (8) months from the Separation Date to and including December 31, 2007. The parties agree that the restriction period applicable under Sections 4(b)(ii) and 4(b)(iv) of the Severance Agreements shall end on December 31, 2007. The parties agree that, notwithstanding Section 4(b)(iii) of the Severance Agreements, Employee may act as an outside consultant to financial institutions or other financial services entities, working out of Employee’s home in New Jersey, without violation of Section 4(b)(iii) of the Severance Agreements, provided such financial institutions or other financial services entities do not have offices or branches within New Jersey. If Employee breaches any of Employee’s obligations in the Separation Agreements or in this Agreement, then in addition to legal relief the Company or the Bank may seek, the payment of any remaining Separation Payment and other obligations of the Company and/or the Bank under this Agreement shall immediately cease and the Company and the Bank shall have no further payment obligations to Employee under Section 3 of this Agreement; provided, however, such cessation of payments by the Company and/or the Bank shall not relieve the Employee from his obligations under the Agreement whether or not yet performed, nor will it excuse any deficiencies or breach (whether prior or future) by the Employee. Employee acknowledges and agrees that irreparable injury will result to the Company and the Bank in the event of a breach of any of the Designated Provisions (including but not limited to Employee’s agreement to extend the non-competition period in Sections 4(b)(iii) of the Severance Agreements to December 31, 2007) and that the Company and the Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Company and the Bank may have, the Company and the Bank shall be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Cumberland County, New Jersey, or elsewhere), to restrain the violation or breach thereof by Employee, and Employee shall submit to the jurisdiction of such court in any such action.

(b) Anything to the contrary herein notwithstanding, the provisions of Section 4(b)(i) of the Severance Agreements shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Employee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or the Severance Agreements, including but not limited to, the enforcement of this Agreement or (iii) as to confidential information that becomes generally known to the public or within the relevant trade or industry other than due to Employee’s violation of Section 4(b)(i) of the Severance Agreements or (iv) in connection with any assistance provided by Employee pursuant to Paragraph 13 hereof.

12. Employee shall immediately surrender to the Company and the Bank all documents, business records, files, data, analyses, electronic files, and computer diskettes in Employee’s custody, possession, or control relating directly or indirectly to the business of the Bank or the Company (hereinafter “Documents”) and all copies thereof, along with all equipment and other property of the Company or the Bank (such as without limitation, credit cards, office keys, and computers but other than cellular telephones) in Employee’s custody, possession, or control. All such Documents, equipment and other property shall at all times remain the property of the Company and the Bank, and Employee represents and acknowledges that Employee has no claim or right title or interest in the property or assets of the Company or the Bank. Anything to the contrary notwithstanding, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) copies of information showing his compensation or relating to reimbursement of expenses, (iii) copies of information that he reasonably believes may be needed for tax purposes, (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company and the Bank, and (v) the cellular telephone provided by the Company or the Bank to Employee.

13. During the Separation Payment Period, Employee shall make himself available without further compensation at reasonable times during normal business hours and upon reasonable prior notice for meetings, consultations, or other reasons concerning general business of the Company and the Bank to facilitate the transition of business as requested by the Company or the Bank and in the event that the Company or the Bank is involved in any pending or threatened litigation or dispute regarding matters of which Employee has specific knowledge prior to the Separation Date based upon his service as an employee, officer or director to the Company, the Bank, or related entities. During the Separation Payment Period, Employee agrees to fully cooperate with, provide information to, and assist the Company and the Bank, as well as any other entities designated by the Company or the Bank, in any and all matters relating to the general business affairs of the Company and the Bank as requested by the Company or the Bank and without further compensation. The Company will reimburse Employee for all reasonable and documented travel costs incurred by him in connection with the performance of his obligations under this Section 13.

14. Employee understands and agrees to keep the terms of this Agreement, which are not otherwise publicly available by reason other than his breach of this Paragraph 14, confidential and not to discuss or disclose any of the terms of this Agreement with any person or entity. Anything to the contrary notwithstanding, Employee may make such disclosure (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (ii) when disclosure is requested by tax authorities or is otherwise required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Employee to disclose or make accessible any information, (iii) to his legal, financial and tax advisors and immediate family members for the purpose of considering or enforcing the terms of this Agreement (provided that such individuals maintain the confidentiality of this Agreement) or (iv) to any prospective employer but only to the extent necessary to inform such employer concerning any restrictions, or lack thereof, on Employee’s ability to perform services for such employer.

15. Employee has the right to discuss all aspects of this Agreement with a private attorney, has been encouraged to do so by the Company and the Bank, and has done so to the extent Employee desired. Further, Employee has up to twenty-one (21) days to sign this Agreement after Employee receives it in order to consider all of its terms. This Agreement may be revoked by Employee in writing to the Company and the Bank within seven (7) days after Employee signs it, and it shall not become effective or enforceable until the revocation period has expired. If this Agreement is not signed by Employee within the twenty-one (21) day period and immediately returned thereafter to the Company and the Bank, the Agreement automatically is revoked and is null and void. However, notwithstanding any provisions in this Paragraph 15 to the contrary, Employee’s resignation from positions with the Company and the Bank described in Paragraph 2 is final and irrevocable and is not affected in any way by a revocation under this Paragraph 15.

16. Employee has carefully read and fully understands all of the terms of this Agreement. Employee agrees that this Agreement and, as applicable, the Plan Documents, set forth the entire agreement among the Company, the Bank and Employee. Notwithstanding the preceding sentence, the Company, the Bank, and Employee agree and acknowledge that Employee’s obligations in Section 4(b) of the Severance Agreements, as amended hereby in Paragraph 11 above, the arbitration provision in Section 11 of the Severance Agreements, and the Company’s and the Bank’s obligations in Section 3 of the Severance Agreements (to the extent provided in Paragraph 24 below) and any indemnification obligations of the Company or the Bank under their bylaws, charters or other governing documents continue to be in force and effect and are not superseded by this Agreement. Employee, the Company and the Bank acknowledge that such person or entity has not relied upon any representations or statements, written or oral, not set forth in this Agreement. Employee further acknowledges and agrees that the Company, the Bank and their representatives and counsel have not made any representations to Employee regarding Employee’s tax liability, if any, for payments and benefits described in this Agreement.

17. Employee agrees that the consideration given by the Company and the Bank in this Agreement and the promises made by the Company and the Bank in this Agreement are to compromise doubtful and disputed claims or assertions by Employee, avoid litigation, and buy peace and shall act as full and final settlement of all such claims of Employee, whether asserted or unasserted. Employee further agrees that this Agreement and the consideration given by the Company and the Bank are not an admission of any liability or wrongdoing by either the Company or the Bank and all such liability and wrongdoing are expressly denied.

18. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by all parties.

19. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company or the Bank. This Agreement shall inure to the benefit of, and shall be binding on, Employee and Employee’s heirs, beneficiaries and assigns. Employee shall be precluded from assigning his rights or duties hereunder without first obtaining the written consent of the Company and the Bank, except for any assignment of his entitlements to his heirs and beneficiaries.

21. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without regard to conflict of laws.

22. This Agreement shall be governed by the arbitration provisions in Sections 11 of the Severance Agreements. The parties agree that except as provided in Paragraph 11 of this Agreement and in Sections 4(b)(vi) of the Severance Agreements, any controversy or claim arising out of or relating to this Agreement and/or the Severance Agreements, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Company or the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent the parties may otherwise reach a mutual settlement of such issue.

23. All notices to the Company and the Bank required by this Agreement, such as for example the revocation notice, if any, in Paragraph 15, shall be addressed and sent to Joseph S. Wandelt, Executive Vice President, Human Resources, Sun Bancorp, Inc. and Sun National Bank, 226 Landis Avenue, Vineland, New Jersey 08360.

24. Should a Change in Control (as defined in Section 3(a) of the Severance Agreements) of the Company or the Bank occur at any time between the Agreement Effective Date and December 31, 2007, which subjects Employee to Excise Tax imposed by Code Section 4999 as contemplated by Section 3(c)(i) of the Severance Agreement with the Company, then and only then the Company will pay Employee the Gross-Up Payment specified in, and subject to the other provisions of, Section 3(c) of the Severance Agreement with the Company.

25. The Company and the Bank agree to promptly pay up to Ten Thousand Dollars ($10,000.00) for Employee’s attorneys’ fees incurred by Employee for legal advice relating to Employee’s termination from employment and negotiation of this Agreement, provided Employee submits to the Company and the Bank an invoice from Employee’s attorney for such fees.

NOTICE: BY SIGNING THIS AGREEMENT, YOU ARE WAIVING CLAIMS AGAINST THE BANK AND THE COMPANY, INCLUDING BUT NOT LIMITED TO CLAIMS AND/OR RIGHTS YOU MAY HAVE WITH RESPECT TO YOUR EMPLOYMENT WITH THE BANK AND THE COMPANY AND TERMINATION THEREFROM. YOUR SIGNATURE ON THIS AGREEMENT ALSO INDICATES YOUR AGREEMENT TO SUBMIT ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE SEVERANCE AGREEMENTS, OR THE BREACH THEREOF, TO ARBITRATION.

AGREED AND ACCEPTED on this 12th day of April, 2007.

                        /s/ Thomas A. Bracken

Thomas A. Bracken

AGREED AND ACCEPTED on this 17 day of April, 2007.

Sun National Bank

By:       /s/ Dan A. Chila

Name: Dan A. Chila,
Title:	Executive Vice President and Chief Financial Officer

AGREED AND ACCEPTED on this 17 day of April, 2007.

Sun Bancorp, Inc.

By:       /s/ Sidney R. Brown

Name: Sidney R. Brown,
Title:	Interim President and Interim Chief Executive Officer

April 12, 2007

Joseph S. Wandelt
Executive Vice President
Human Resources
Sun Bancorp, Inc.
Sun National Avenue
Vineland, New Jersey 07360

Re: Resignation

Dear Mr. Wandelt:

I hereby resign any and all positions I hold with Sun Bancorp., Inc. and Sun National Bank, and their respective boards, including but not limited to any positions as a director, employee, officer, or agent of these entities. This resignation is effective February 6, 2007, except as to my resignation from the Board of Directors of Sun Bancorp, Inc., which is effective on the date hereof, and is final and irrevocable for all purposes.

Sincerely,

/s/ Thomas A. Bracken
Thomas A. Bracken

ATTACHMENT A